58069

FILED in the office of the Lt. Gov/Sec. of State, of the State of Utah, on the 4th day of May A.D. 1984
DAVID S. MONSON Lt. Gov/Sec. of State
58069 $25.00
Filing Clerk MC Fees

RECEIVED
1984 MAY -4 PM 3:04
LT. GOV/SEC. OF STATE

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
GARB-OIL CORPORATION OF AMERICA

Pursuant to the provisions of the Utah Business Corporation Act, the undersigned Corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

FIRST: The name of the Corporation is Garb-Oil Corporation of America.

SECOND: The following Amendments to the Articles of Incorporation, as amended, were duly adopted by the shareholders of the Corporation on the 16th day of April, 1984, in the manner prescribed by the Articles of Incorporation and the Utah Business Corporation Act:

AMENDMENTS

A new Article XI is hereby inserted in the Articles thereof to read as follows:

"ARTICLE XI

Pre-Emptive Rights

No holder of shares of capital stock of the Corporation shall have any pre-emptive rights or preferential rights of subscription to any shares of any class of stock of the Corporation whether now or hereafter authorized or to any obligations convertible into stock of the Corporation issued or sold."

THIRD: The number of shares issued outstanding on said date was 13,294,685 common shares. The number of shares entitled to vote thereon was 13,294,685 common shares.

FOURTH: The number of common shares voted for said Amendments were 11,758,601 common shares, the number of shares voted against such Amendments were 1,500 and 400 abstained from voting.

FIFTH: No other class of shares was entitled to vote thereon as a class.

DATED this 19th day of April, 1984.

GARB-OIL CORPORATION OF AMERICA

By John C. Brewer
John C. Brewer, President

By Charles Laver
Charles Laver, Secretary

STATE OF UTAH)
:ss.
COUNTY OF SALT LAKE)

On the 30 day of April 1984, personally appeared before me John C. Brewer and Charles Laver who being first duly sworn declared that he John C. Brewer is the President of Garb-Oil Corporation of America, a Utah corporation, and that he Charles Laver is the Secretary of Garb-Oil Corporation of America, a Utah corporation, an that they signed the foregoing instrument as President and Secretary of the Corporation, respectively, and that the statements contained therein are true.

MY COMMISSION EXPIRES:

12/15/85

Janelle Carlson
NOTARY PUBLIC
Residing at: Salt Lake City, Utah